EXHIBIT 16

March 7, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington DC 20549

Dear Sirs/Madams:

We have been furnished with a copy of the response to Item 4 of Forms 8-K for the event that occurred on February 22, 2002, which was filed by our former client, Crown Partners, Inc. formerly known as Stein's Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.


/s/ Moffitt & Company, P.C.
---------------------------
Moffitt & Company, P.C.


                                        5